Exhibit 99.1

Midas Reports Fourth Quarter and Full Year 2009 Results

ITASCA, Ill.--(BUSINESS WIRE)--March 4, 2010--Midas, Inc. (NYSE: MDS):

  Fourth quarter traffic up 20%
  U.S. comparable shop sales up 1.4% during quarter
  Company-operated shop comparable sales up 8.3% for quarter
  Fourth quarter loss of $(0.02) per diluted share after $(0.12) of special items

Midas, Inc. (NYSE: MDS) reported a net loss of $(0.2) million—or $(0.02) per diluted share—for the fourth quarter ended Jan. 2, 2010, compared to net income of $2.7 million—or $0.20 per diluted share—in the prior year.

Fourth quarter 2009 results were negatively affected by business transformation charges of $2.9 million—or $(0.12) per diluted share. These business transformation charges primarily consisted of $0.4 million in severance and outplacement costs related to the previously announced reduction-in-force, $0.8 million of lease and other costs related to the closure of four unprofitable company-operated shops in December 2009, and $1.5 million of third party consulting costs related to development of the co-branded building image, a re-design of the customer sales and follow-up process in North American Midas shops, and a study of the Midas France business and marketplace.

Fourth quarter operating income was $2.0 million in fiscal 2009 after the $2.9 million of business transformation charges and the benefit of a $0.6 million non-cash warranty liability adjustment, compared to operating income of $6.2 million in 2008.

The 2008 operating income included the benefit of a $3.4 million non-cash warranty liability reduction and $0.3 million of special charges.

Retail Sales

“Retail sales in 2009 for Midas were challenging, although we saw sequential improvement in the second half,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Comparable shop sales in U.S. Midas shops increased by 1.4 percent in the fourth quarter, after being down by 1.1 percent in the third quarter and three percent in the first half.

“Our growth in U.S. Midas shop traffic also continues to accelerate,” he said. “Average daily car count per shop in the U.S. was up 20 percent in the fourth quarter after growth of 17 percent in the third quarter and 11 percent in the second quarter.”

Feldman said that Midas’ marketing strategy in 2009 was to build shop traffic with value-priced oil changes, to alert customers to additional service needs on their vehicles using detailed courtesy checks and to begin building long-term relationships with these new customers.

“The growth in shop traffic and in our oil change business confirmed that we were successful in attracting new customers to Midas,” Feldman said.

“Midas’ comparable shop oil change business increased by 28 percent during the quarter and was up 27 percent for the year. Our focus on tires also is paying off, with tire sales in U.S. Midas shops up by 11 percent in the fourth quarter and eight percent for the year,” he said.

Feldman said that trends in the brake business at Midas’ U.S. shops are also improving.

“Brake sales were down 5.4 percent for the year,” he said. “We started with a decline of 7.2 percent in the first quarter of 2009 and saw the declines lessen every quarter. Brake sales were down by only 3.5 percent in the fourth quarter.”

Feldman attributed the improvement in brakes to strengthening consumer spending, as well as improved courtesy check inspections on the growing number of vehicles coming to Midas shops.

“We have begun to rollout new training programs designed to ensure that shop employees are routinely inspecting every vehicle coming into their shops, which will lead to increases in sales of brakes and other required services,” Feldman said.

Comparable shop sales were up 8.3 percent at company-operated Midas shops during the fourth quarter, with every market reporting an increase. The Northeast, Florida, Indianapolis and San Diego markets all reported comparable shop sales growth in excess of 10 percent.

Comparable shop retail sales in Canada declined by 1.1 percent in the fourth quarter. Canadian comparable shop oil change revenues were up by eight percent and tires increased by one percent. However, brakes declined by one percent for the quarter and exhaust was down six percent.

Cash Flow

Selected Cash Flow Information ($ in millions)	FY	FY
	2009	2008

Cash provided by operating activities before cash
outlays for business transformation costs and
net changes in assets and liabilities	$21.5	$26.9
Cash outlays for business transformation costs	(2.0)	(1.5)
Net changes in assets and liabilities	(0.1)	1.0
Net cash provided by operating activities	$19.4	$26.4

Capital investments	$(3.1)	$(6.4)
Cash paid for acquired businesses	(1.3)	(24.5)
Net borrowings (repayments) of long-term debt and leases	(13.1)	5.5

Net cash flow from operating activities was $19.4 million for the year compared to $26.4 million in 2008. This cash flow was primarily used to repay $13.1 million in debt and to fund the acquisition of company-operated shops and capital investments. The company continues to focus on reducing outstanding debt.

Fourth quarter and full-year 2009 results

Total sales and revenues were $45.7 million for the fourth quarter and $182.8 million for the full year, compared to $46.7 million and $187.4 million in 2008.

Franchising revenues were $12.6 million for the fourth quarter and $53.6 million for the year, compared to $13.5 million and $57.2 million, respectively, in 2008. The $0.9 million decline for the quarter was primarily the result of four fewer selling days in fiscal 2009 versus 2008 as fiscal 2008 was a 53 week fiscal year. The $0.3 million positive impact of the foreign exchange rates and the U.S. comparable shop sales increase were offset by a net decrease in shop count.

Real estate revenues were $8.0 million for the fourth quarter and $32.6 million for all of 2009, down from $8.4 million for the quarter and $34.6 million for the year in 2008. The primary reason for the decline in revenues was a decrease in shop count. There were 534 rent producing shops at the end of 2009, compared to 569 at the end of 2008.

Revenues from retail sales at company-operated shops were $16.0 million in the fourth quarter of 2009 and $65.4 million for the year, up from $15.1 million and $61.4 million, respectively, in the previous year. This improvement was the result of the comparable shop retail sales growth and an increase in the average number of company-operated shops, partially offset by one less week in fiscal 2009 than in 2008. There were 100 Midas company shops in operation at the end of 2009, up from 98 at the end of the prior year. Comparable shop retail sales in Midas company-operated shops were up by 2.4 percent for the year, compared to the overall U.S. Midas system, which was down 1.5 percent.

“During 2009, we added 10 Midas company shops, re-franchised four shops and closed four,” Feldman said. “We will continue aggressive efforts to sell Midas company-operated shop locations to current and new franchisees, including the 22 shops we acquired in January 2010 in northern California.”

Revenues from replacement part sales and product royalties were $7.8 million for the fourth quarter and $25.8 million for the year, compared to $8.5 million for the fourth quarter and $29.2 million for all of 2008. The fourth quarter decline was the result of lower equipment sales to franchisees as well as a transition to direct dealer billing from Shell Oil on oil purchases. The full year decline was due to these factors as well as a decline in the sale of branded tires to franchisees.

Selling, general and administrative (SG&A) expenses were down $2.2 million for the quarter and $2.9 million for the year. Expenses were down in all parts of the company’s business except for company-operated shops where the shop count has grown. The company remains very focused on expense control.

For the full-year 2009, the company reported net income of $2.6 million—or $0.19 per diluted share—compared to $7.8 million—or $0.56 per diluted share—in 2008.

SpeeDee Co-Brand Update

The company continues to expand its co-brand program based upon the sales growth at the initial test shops. The four franchised SpeeDee shops in northern California that added Midas services in 2008 continue to show strong sales growth and were up eight percent for the fourth quarter. The four company-operated Midas shops in the Chicago area that added SpeeDee services in the first quarter of 2009 were also up eight percent, while the 10 company-operated Midas shops in San Diego that added SpeeDee were up 12 percent in the fourth quarter.

The company extended the program to Midas franchisees in the fourth quarter and three Midas franchisees added SpeeDee services to their Midas shops. These locations have experienced the same doubling of car counts that were experienced by the Midas shops in Chicago and San Diego upon co-branding. There were a total of 23 co-branded locations at the end of 2009.

“We are encouraged by the sales increases at these co-branded shops and expect to co-brand approximately 25 additional locations during 2010,” Feldman said.

2010 growth opportunities

“We will continue on course in 2010, with programs to grow the company’s revenues and profitability by building retail sales at Midas and SpeeDee shops and by careful management of our costs,” Feldman said. “I am confident that we have the strategies in place to take advantage of growth in the service aftermarket as the average age of the U.S. vehicle population of 240 million cars and light trucks continues to increase toward the 10-year mark.”

Feldman said that a renewed focus on in-shop selling and customer service execution in Midas shops is beginning to show results.

“This effort began last summer in the Northeast region, which recorded a comparable shop sales increase of five percent in the fourth quarter with a 2.5 percent improvement in brake sales,” Feldman said.

Feldman said that the company should see increased retail sales as the training for the improved in-shop customer service execution rolls out throughout the U.S. and Canada during 2010.

“Importantly, the sales improvement we reported for the fourth quarter has continued into 2010,” Feldman said. “For the first two months of the new year, Midas’ U.S. comparable shop sales have increased by one percent despite harsh weather in certain parts of the country.”

Feldman said the company will also continue its efforts to co-brand Midas and SpeeDee repairs and services in another 25 locations, to transition at least 100 Midas shops to new owners and to efficiently manage its corporate expenses.

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at nearly 2,400 franchised, licensed and company-owned Midas shops in 16 countries, including more than 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, with 169 auto service centers in the United States and Mexico.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2008 annual report on Form 10-K and subsequent filings.

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter		For the twelve months
	ended fiscal December		ended fiscal December
	2009	2008	2009	2008
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)

Sales and revenues:
Franchise royalties and license fees	$12.6	$13.5	$53.6	$57.2
Real estate revenues from franchised shops	8.0	8.4	32.6	34.6
Company-operated shop retail sales	16.0	15.1	65.4	61.4
Replacement part sales and product royalties	7.8	8.5	25.8	29.2
Software sales and maintenance revenue	1.3	1.2	5.4	5.0
Total sales and revenues	45.7	46.7	182.8	187.4
Operating costs and expenses:
Franchised shops – occupancy expenses	5.6	5.7	22.7	22.8
Company-operated shop parts cost of sales	4.5	4.1	18.2	16.1
Company-operated shop payroll and employee benefits	7.0	6.8	28.1	26.1
Company-operated shop occupancy and other operating expenses	5.4	5.2	22.0	20.8
Replacement part cost of sales	7.1	7.8	22.9	26.4
Warranty expense (benefit)	(0.4)	(3.2)	0.1	(2.7)
Selling, general, and administrative expenses	11.6	13.8	51.2	54.1
Loss on sale of assets, net	—	0.2	0.2	0.9
Business transformation charges	2.9	0.1	3.2	1.6
Total operating costs and expenses	43.7	40.5	168.6	166.1

Operating income	2.0	6.2	14.2	21.3

Interest expense	(2.2)	(2.4)	(8.3)	(9.1)
Other income, net	—	0.5	0.4	0.8

Income (loss) before income taxes	(0.2)	4.3	6.3	13.0
Income tax expense (benefit)	—	1.6	3.7	5.2

Net income (loss)	$(0.2)	$2.7	$2.6	$7.8

Earnings (loss) per share:
Basic	$(0.02)	$0.20	$0.19	$0.58
Diluted	$(0.02)	$0.20	$0.19	$0.56

Average number of shares:
Common shares outstanding	13.8	13.5	13.7	13.5
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.9	13.6	13.8	13.6
Equivalent shares on outstanding stock awards	—	0.2	—	0.3
Shares applicable to diluted earnings	13.9	13.8	13.8	13.9

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

	Fiscal	Fiscal
	December	December
	2009	2008
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$0.9	$1.1
Receivables, net	29.7	30.4
Inventories	5.5	4.3
Deferred income taxes	9.5	10.7
Prepaid assets	4.4	4.7
Other current assets	3.7	4.6
Total current assets	53.7	55.8
Property and equipment, net	86.4	92.6
Goodwill and other intangible assets, net	36.8	35.5
Deferred income taxes	45.5	46.9
Other assets	6.2	4.6
Total assets	$228.6	$235.4

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.5
Current portion of accrued warranty	2.0	2.4
Accounts payable	22.8	21.0
Accrued expenses	22.2	23.3
Total current liabilities	48.5	48.2
Long-term debt	71.9	83.6
Obligations under capital leases	1.6	1.8
Finance lease obligation	30.5	31.7
Pension liability	20.1	21.2
Accrued warranty	11.3	14.1
Deferred warranty obligation	5.3	3.0
Other liabilities	6.4	6.5
Total liabilities	195.6	210.1

Temporary equity:
Non-vested restricted stock subject to redemption	3.7	5.7

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized,
17.7 million shares issued) and paid-in capital	6.3	6.8
Treasury stock, at cost (3.5 million shares and 3.7 million shares)	(71.5)	(76.8)
Retained income	111.0	108.4
Accumulated other comprehensive loss	(16.5)	(18.8)
Total shareholders’ equity	29.3	19.6
Total liabilities and shareholders’ equity	$228.6	$235.4

CONTACT:
Midas, Inc.
Bob Troyer, (630) 438-3016